                                                                   EXHIBIT 10.51


                         SOFTWARE CONSULTING AGREEMENT

          THIS AGREEMENT between Frank, Rimerman Consulting LLC, a California limited liability company having its principal place of business in San Jose, CA ("FRC"), and EIS Inc., a California corporation having its principal place of business in Mountain View, CA, ("Client"), is entered into and made effective as of June 1, 1998.

          WHEREAS, Client desires to purchase a certain software package manufactured by Great Plains Software and to engage a software installer to assist Client to install said package; and

          FRC is a value-added reseller for Great Plains Software and also provides installation and consulting services;

          NOW, THEREFORE, Client desires to purchase the software and consulting services described below from FRC and FRC desires to sell the software and provide the consulting services to Client in accordance with the terms and provisions set forth herein;

                           ARTICLE I  -  ENGAGEMENT

          Client hereby agrees to purchase the software and hereby engages FRC to render the services (the "Services") described below in accordance with the terms and specifications provided herein.

          A.  PROJECT SCOPE.
              -------------

          1.  PURCHASE AND SALE OF SOFTWARE.

          FRC shall sell and Client shall purchase the following software components (referred to as "Dynamics SQL modules") manufactured by Great Plains Software for the SQL database at the following prices:

SOFTWARE COSTS

          The following lists the software necessary to meet your needs, prices reflect 50 concurrent users for Dynamics SQL:

                  1)  GP & Service Advantage System Manager & Report Writer (50
                      concurrent users)                                                         $108,000.00

                  2)  General Ledger w/Frx Advanced                                             $ 17,000.00
                  3)  Intercompany (included in General Ledger)                                          --
                  4)  Multidimensional Analysis (included in General Ledger)                             --
                  5)  Receivables Management                                                    $  7,500.00
                  6)  Payables Management                                                       $ 10,000.00
                  7)  Bank Reconciliation (included in Payables Mgmt.)                                   --
                  8)  Inventory Control                                                         $ 10,000.00
                  9)  Purchase Order Processing                                                 $ 10,000.00

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

                 10)  Sales Order Processing with Invoicing                                     $ 10,000.00
                 11)  Project Cost with time and Billing                                        $ 15,000.00
                 12)  Service Call Management                                                   $ 15,000.00
                 13)  Preventive Maintenance                                                    $  5,000.00
                 14)  Depot Repair Management                                                   $ 15,000.00
                 15)  Returns Management                                                        $ 10,000.00
                 16)  Contracts Administration                                                  $ 10,000.00
                 17)  GP Dynamics Order                                                         $ 10,000.00
                 18)  Dynamics Service Center                                                   $ 10,000.00
                 19)  Internet                                                                  $ 30,000.00
                        75 Web Connections- No Charge- See Below
                 20)  GP Enhancement Fee SQL                                                    $ 43,875.00
                      Software Subtotal                                                         $336,375.00
                      Trade Discount                                                            $ 59,280.31
                                                                                                -----------
                      Subtotal                                                                  $277,094.69
                      Tax (8.25%)                                                               $ 22,860.31
                      Shipping                                                                  $     45.00
                      Grand Total                                                               $300,000.00
                                                                                                ===========

ENHANCEMENT PLAN:
----------------

          The Enhancement Fee is fifteen percent (15%) of the software list price per year and is required by Great Plains. This Enhancement Program provides you:

          A. Periodic software releases that incorporate minor refinements as well as significant new product features

          B.   Access to the Dynamics C/S+ SQL Expert Bulletin Board Service

          C.   Access to an automated fax-on-demand service

          D.   Quarterly newsletters and technical bulletins

          E. An assigned Customer Satisfaction Manager ("CSM") available at the customer's discretion to discuss issues, concerns, questions and upcoming challenges.

          F. An orientation meeting with a CSM to familiarize the customer with our support practices, our development practices, and our organization.

          G. Access to a secure section on Great Plains' Home Page available to Dynamics C/S+ SQL for Microsoft SQL Server customers and Partners.

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          2.  IMPLEMENTATION PLANNING.

          FRC shall assist Client to design and implement a written implementation plan which identifies the order of the Dynamics SQL modules to be installed at the Client's principal place of business, the necessary testing for each module, the parallel processes/tasks that need to be run, and the training plan for the client's staff.

          3.  NETWORK SYSTEM REVIEW.

          FRC shall assist Client to perform a systematic review of the hardware, software and operating system components and shall document the findings. FRC shall assist Client to correct all deficiencies identified in the review before implementing client/server applications. The parties agree that this approach should minimize problems both before and after implementation.

          A typical systematic review of the hardware, software and operating system components includes a review of the following: critical server initialization files, volume analysis, access and security issues, network operating system library and driver files, client operating systems and network shell files, workstation performance, memory, and volume issues, software management program, virus protection, backup strategies and procedures


          4.  INSTALLATION AND SETUP.

          FRC shall assist Client to install the Great Plains Dynamics SQL modules onto Client's server. FRC shall initialize the database so that Client will have a starting point for setting up the Client data designed around the Client's needs. FRC shall then assist Client to configure all of the Client's workstations that Client requires be accessible to the Great Plains Dynamics SQL modules.


          5.  DATA CONVERSION.

FRC shall assist Client to convert the Client's existing accounting data into Great Plains Dynamics SQL modules. Some of this may be accomplished electronically and some may be accomplished manually.



          6.  MODULE IMPLEMENTATION AND TRAINING.

          FRC shall assist Client to install and set up the Dynamics SQL modules. FRC shall work with the Client to identify and create a coding scheme for master records (chart of accounts, vendors, customers, etc.) that is acceptable to Client and shall assist the Client in setting up the master records. FRC shall train the Client's staff to use the Dynamics SQL modules. This training shall include how to enter data, perform key processes, print needed reports and close the modules.

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          7.  SOFTWARE MODIFICATION AND INTEGRATION DETAIL DESIGN.

          No software modification or integration with other systems is included in the Project Scope of this Agreement or the consulting fee estimate.


          8.  SYSTEM IMPLEMENTATION AND TEST.

          FRC shall assist Client to plan, design and document procedures for testing, training, system test, data conversion and post cutover follow up. FRC shall train Client's staff computer professionals in the testing procedures. In order for the system implementation and testing procedures to be effective, FRC requires Client to communicate its objectives to make Client's staff available for frequent status and design meetings with the Client to confirm findings and project approach and to facilitate the decision process on the numerous issues that will surface.


                       ARTICLE II.  -  CLIENT COOPERATION

          Client shall assist FRC by promptly providing such equipment necessary for FRC's Employees to render the Services in a manner which conforms to FRC's standard practices. If Client is unable to provide such equipment, FRC may acquire such equipment and add the acquisition cost to its bill to Client. Client shall also promptly provide information and access to the facilities of Client to FRC as FRC may reasonably request.


                       ARTICLE III.  -  PRICE AND PAYMENT


          A. PROFESSIONAL FEES: The fees for FRC's services will be billed as time is incurred at FRC's standard rates for the personnel assigned to the project, plus direct expenses. These rates vary from $100 per hour for a staff consultant to $250 per hour for a principal. Travel time will be charged at $50 per hour. FRC estimates the fees for the tasks described in the Project Scope to range between $125,000 and 175,000. These fees are impacted by the complexity and uniqueness of procedures and processes found in the existing systems that need to be documented, evaluated and incorporated in the new system. We will gain your approval prior to incurring fees above the estimate.

          B. SOFTWARE COSTS: Client shall pay FRC for the Dynamics SQL Accounting modules as shown above.

          C. COSTS: Client shall also reimburse FRC for FRC's costs incurred in providing the consulting services described herein as enumerated below ("Reimbursable Costs").


          1. Reasonable and ordinary direct expenses such as travel, supplies, communications, etc.

          2.  Equipment acquisition as described above.

          3.  Any other expenses as agreed by FRC and Client.

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          D.  PAYMENT:  Client shall pay for all software in full in advance upon the signing of this contract. FRC shall bill Client for fees for Services and Reimbursable Costs on a weekly basis. Client shall pay said bills net 15 days from the end of the week in which fees were incurred. Unpaid bills are subject to a 1 percent (1%) per month (12 percent per year) late charge if not paid within 30 days. In addition to the late charge, FRC reserves the right to terminate all work if payment is in arrears for more than thirty (30) days. Client shall also pay FRC a retainer in the amount of ten thousand dollars ($10,000) which shall be held by FRC for Client's account until the project is complete at which time it shall be applied to payment of Client's final bill.


                           ARTICLE IV.  -  OWNERSHIP

          Nothing contained herein shall be construed as limiting FRC's rights to use or market any of its intellectual property, including but not limited to methodologies, workplans, functional and technical architecture, as well as pre-existing materials and related documentation, without obligation of any kind to Client.

          FRC shall grant Client an irrevocable, nonexclusive license to use all original materials created by FRC for Client pursuant to this Agreement.


                          ARTICLE V.  -  DOCUMENTATION

          The software manufacturer provides documentation which describes the functions of the software. Client shall create and provide its staff written procedures describing how Client will use the software on a day to day basis. These procedures should include coding schemes, which system transactions are used for specific business events, handling of exceptions and use of specific data fields including user-defined fields. If requested, FRC will review and comment on these procedures.


                 ARTICLE VI.  -  REPRESENTATIONS AND WARRANTIES

          Client should be aware that with respect to the software purchased herein NO WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY), SHALL APPLY OTHER THAN ANY WARRANTIES WHICH ARE PROVIDED DIRECTLY BY THIRD PARTY SOFTWARE MANUFACTURER(S).


      ARTICLE VII.  -  COMMUNICATION AND ONGOING PERFORMANCE REQUIREMENTS

          FRC shall assist Client run regular status meetings for the duration of the project. The basic agenda for status meetings may typically include the following discussion areas: progress vs. the implementation plan and timeline, personnel & staffing issues, FRC and Client obligations, scope creep, budgeted cost variances, use of other consultants, facility and equipment discussion, new project assumptions, review of deliverables, Client communication, change management, and other project management issues.

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                       ARTICLE VIII.  -  INDEMNIFICATION

          FRC and Client shall each indemnify, defend and hold the other, including its officers, directors, employees and agents, harmless (except to the extent the indemnified party is compensated by insurance) against all losses, claims, damages, or liabilities (including but not limited to interest, penalties and reasonable attorneys fees) that the other party may suffer or incur by reason of the Indemnifying Party's acts or omissions related to the services and software described in this Agreement


                       ARTICLE IX.  -  SALES AND USE TAX

          Client shall pay for or reimburse FRC for any sales, use, excise, occupation, privilege, value-added or similar taxes charged to Client or incurred by FRC as a result of Client's purchase of software and consulting services hereunder. Client reserves the right to review and dispute any such taxes.


                    ARTICLE X.  -  CONFIDENTIAL INFORMATION

          Certain information furnished or disclosed by FRC or Client to the other in connection with the performance of their respective obligations under this Agreement may contain or reflect confidential information with respect to FRC or Client. "Confidential Information," for the purposes of this Agreement, shall include but shall not be limited to the information identified in ARTICLE I and such other information as shall, at the time it is furnished to Client or FRC by the other, be conspicuously marked "CONFIDENTIAL." Neither FRC nor Client shall designate any information or data as Confidential Information that is not reasonably and in good faith considered to be confidential and proprietary to the party making such designation.

          Confidential Information provided by either party to the other shall be used exclusively by the party receiving the confidential information in connection with the Project. Both parties agree that it will not disclose any Confidential Information to any third party other than as specifically provided herein without the other party's prior written consent.

          Client shall use its best efforts to furnish FRC, free of restrictions, the information required to be furnished FRC under this Agreement. Confidential Information required to be furnished by Client shall be used by FRC exclusively in connection with the performance of FRC's obligations under this Agreement. Such information shall not be disclosed to any person other than FRC's employees, agents or subcontractors without Client's written consent.

          The obligations of confidentiality and non-disclosure imposed under this Article shall not apply to the following data and information:

          i. Information that is published or otherwise becomes available to the general public as part of the public domain without breach of this Agreement;

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

          ii. Information which has been furnished or made known by a third party which is not known to involve a breach of the third party's obligations to FRC or Client;

          iii. Information which was in the receiving party's possession without proprietary restrictions prior to the date of disclosure to that party;

          iv. Information, which the receiving party establishes was developed independently of Confidential Information, furnished to it;

          v.   General information of a nonproprietary nature; and

          vi.  Client's name used only in FRC marketing materials.


               ARTICLE XI.  -  CLIENT CONTROL OVER FRC PERSONNEL

          Client shall have the right of reasonable control over the FRC personnel assigned to the project. "Reasonable control" shall include but shall not be limited to the ability to request a replacement.


                     ARTICLE XII.  -  EMPLOYEE SOLICITATION

          During the term of the Agreement and ending two years after all services to be provided hereunder have been performed, neither party nor its Affiliates will intentionally offer work to, solicit or induce for employment, employ, or contract with, personnel of either party assigned to the engagements covered by this Agreement, without first obtaining the written consent of the other party. For purposes of this paragraph the term "Affiliate" shall be deemed to include any person or entity which is directly or indirectly (i) owned or controlled by the party in question, (ii) owns or controls such party or is
(iii) owned or controlled by any person or entity described in clause (ii) of this sentence.


                         ARTICLE XIII.  -  TERMINATION

          In addition to FRC's right to terminate work for non-payment, FRC and Client shall have the right to terminate this Agreement at any time upon 30 days prior written notice to the other party. FRC shall cooperate with Client to provide for an orderly transition of FRC's services to Client at the time of any such termination. Promptly after the date of any such termination. FRC shall render a final billing to Client and Client shall pay the same in accordance with Article III. The terms and conditions herein on Representations and Warranties, Indemnification, Confidential Information, Employee Solicitation and Dispute Resolution shall survive termination of this Agreement.


         ARTICLE XIV.  -  DISPUTE RESOLUTION, MEDIATION AND ARBITRATION


          A. DISPUTE RESOLUTION: In the event of any dispute between Client and FRC hereunder, the parties shall first attempt to resolve the dispute at the department level or their equivalent representing Client and the Project Manager, or their replacement(s) representing

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FRC. If the dispute is not resolved at this level within two (2) business days of the date the other party is first informed of the dispute in writing, the parties shall attempt to resolve the dispute at the Vice President level their equivalent representing the Client and Andrew Wyatt representing FRC. If the dispute is not resolved at this level within another five (5) business days the parties shall attempt to resolve the dispute at Senior Management level, with the President and Chief Executive Officer of Client representing Client and Andrew Wyatt representing FRC. The use of the foregoing procedure is a condition precedent to the commencement of any mediation, arbitration or other legal proceedings hereunder.

          B. MEDIATION: Any and all disputes between Client and FRC hereunder which have not been resolved within thirty (30) days by use of the foregoing dispute resolution procedures set forth in Subsection A above shall be subject to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The use of the foregoing procedure is a condition precedent to the commencement of any binding arbitration or other legal proceeding hereunder.

          C. ARBITRATION: Any and all disputes between Client and FRC hereunder which have not been resolved by use of the foregoing dispute resolution or mediation procedures set forth in Subsections A and B above shall be resolved by binding arbitration in California under the Expedited Commercial Rules of the American Arbitration Association, by three arbitrators, each of whom shall be an attorney at law. Pre-trial discovery rules shall apply to such arbitration. The arbitrators shall issue a written statement of Findings of Fact and Conclusions of Law underlying their decision and shall include in their award the reasonable attorneys' fees, expert fees and costs of the prevailing party. At the option of either party, proceedings involving third parties and related subject matters may be consolidated for hearing and award with any arbitration brought under this provision, and the other party hereby irrevocably consents to such consolidation. During the pendency of any such dispute, mediation, or arbitration under Subsections A, B and C herein, FRC may continue to perform its obligations under this Agreement, provided Client consents. The use of the foregoing procedure is a condition precedent to the commencement of any legal proceeding hereunder.

          D. INJUNCTIVE RELIEF. Notwithstanding anything else to the contrary included in this Article, in the event of a dispute between the parties hereunder, either party hereto may bring a claim for injunctive relief against the other party.


                         ARTICLE XV.  -  MISCELLANEOUS


          A. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California as though all acts or omissions related hereto occurred in such state. This Agreement shall not be construed against the party preparing it, but shall be construed as if both parties jointly prepared it. Venue for any dispute resolution including mediation, arbitration or other method shall be Santa Clara County, California.

          B. INTEGRATION AND AMENDMENT: This Agreement contains the complete agreement between the parties. All previous and collateral agreements (including letters of intent or purchase orders issued by Client), representations, warranties, promises and conditions relating to the subject matter of this Agreement are superseded by this Agreement. Any understanding, promise, representation, warranty or condition not incorporated in this Agreement shall not be binding on either party. This Agreement may only be amended by a writing signed by both parties.

          C. WAIVER: Waiver by a party of any default by the other shall not be deemed a waiver of any other default irrespective of whether such default is similar.

          D. NOTICES: All notices, consents and approvals given under this Agreement shall be in writing and shall be delivered in person, by first class or express mail, telegram or other telegraphic means or facsimile addressed as follows:

If to FRC:

     Anthony M Cicoletti
     Frank, Rimerman Consulting, LLC
     160 West Santa Clara Street, Suite 675
     San Jose, CA 95113

If to Client:

     Tim McFall
     EIS Inc.
     140 East Dana St.
     Mountain View, CA 94041

          Either party may change its address or addressee for the purposes of this paragraph by notice. Notice given in accordance with this paragraph shall be deemed given when received.


          E. INDEPENDENT CONTRACTOR: Each party to this Agreement shall be deemed an Independent Contractor with respect to the other. No provision of this Agreement or any act of the parties pursuant to this Agreement shall be construed to express or imply a joint venture, partnership, or relationship other than vendor and purchaser of the Services described in this Agreement. No employee, agent or other representative of either party shall at any time be deemed to be under the control or authority of the other party, or under the joint control of both parties. Each party shall be fully liable for all workers' compensation premiums and liability, federal, state and local withholding taxes or charges with respect to its respective employees, and each agrees to save the other harmless from any claims brought against the other in respect thereto.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FRANK, RIMERMAN CONSULTING LLC

By:  /s/ ANDREW WYATT
    ---------------------------------

Title: Principal
       ------------------------------


EIS Inc.

By: /s/ DENNIS KUSHNER
    ---------------------------------

Title: Vice President Operations
       ------------------------------

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